PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487
POC:25-0249 Page 1 of 1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Monday, June 20, 2005

PRECISION OPTICS CORPORATION ANNOUNCES
RECEIPT OF NOTICE FROM NASDAQ

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (Nasdaq: POCI) announced today that on June 16, 2005, it received a letter from the Nasdaq Stock Market notifying the Company that for the 30 consecutive trading days preceding June 16, 2005, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued inclusion on The Nasdaq SmallCap Market. The letter further stated that the Company has been provided 180 calendar days, or until December 13, 2005, to regain compliance with the $1.00 per share bid price requirement. To regain compliance with the bid price requirement, the bid price of the Company’s common stock must close at or above $1.00 per share for a minimum of ten consecutive trading days prior to December 13, 2005. If by December 13, 2005 the Company has not regained compliance with the minimum bid price requirement, the Company may be granted an additional 180 day grace period to regain compliance under applicable Nasdaq rules, provided it meets The Nasdaq SmallCap Market initial listing criteria (other than the minimum bid price requirement) at that time.

The Company intends to monitor the bid price for its common stock between now and December 13, 2005. If its common stock does not trade at a level that is likely to regain compliance, the Company’s Board of Directors will consider options available to the Company to achieve compliance.

About Precision Optics

Precision Optics Corporation, a leading developer and manufacturer of advanced optical instruments since 1982, designs and produces high-quality optical thin film coatings, medical instruments, and other advanced optical systems. The Company’s medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a world-class product line of 3-D endoscopes for use in minimally invasive surgical procedures.

The Company is currently developing specialty instruments incorporating its patent-pending LENSLOCKTM technology which ensures lower cost, easier repairability and enhanced durability as well as ultra-small instruments (some with lenses less than one millimeter in diameter) utilizing patent-pending micro-precisionTM lens technology. The Company is also exploring new initiatives in single-molecule technology and nanotechnology for biomedical and other applications.

Precision Optics Corporation is certified to the ISO 9001 Quality Standard, and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products. The Company’s Internet Website is www.poci.com.

Forward-Looking Statements

Forward-looking statements contained in this news release, including those related to the Company’s products under development, are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. These risks and uncertainties, many of which are not within the Company’s control, include, but are not limited to, the uncertainty and timing of the successful development of the Company’s new products; the risks associated with reliance on a few key customers; the Company’s ability to maintain compliance with requirements for continued listing on the NASDAQ SmallCap Market; the Company’s ability to attract and retain personnel with the necessary scientific and technical skills, the timing and completion of significant orders; the timing and amount of the Company’s research and development expenditures; the timing and level of market acceptance of customers’ products for which the Company supplies components; performance of the Company’s vendors; the ability of the Company to control costs associated with performance under fixed price contracts; and the continued availability to the Company of essential supplies, materials and services; and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 2004.

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